Exhibit 1

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Uruguay corresponding to the headings below that are contained in Exhibit 99.D to Uruguay’s annual report on Form 18-K, for the fiscal year ended December 31, 2016 (the “2016 Annual Report”), as amended. References in this Exhibit 1 to Amendment No. 4 to the 2016 Annual Report (the “Amendment”) to headings and defined terms not contained herein shall be to the corresponding headings in Exhibit 99.D to the 2016 Annual Report, as amended.

GROSS DOMESTIC PRODUCT AND STRUCTURE OF THE ECONOMY

Role of the State in the Economy

On November 8, 2017, the central government and the Finnish company UPM entered into a memorandum of understanding outlining the terms for the construction of a new pulp mill with a 2 million tons annual production capacity. According to UPM’s estimates, the plant will require an on-site investment of €2 billion.

On December 5, 2017, the central government called for bids under a PPP financing scheme for the construction of a new railway line connecting the center of the country with the port of Montevideo, and the related transportation infrastructure. The central government estimates that the new railway line will require investments of approximately US$825 million and will have capacity to transport approximately 4.5 million tons a year. The construction of such railway line is a condition precedent to the construction of the pulp mill referred to above.

Employment, Labor and Wages

Employment

According to estimates by the National Statistics Institute, the employment rate stood at 57.3% in February 2018 compared to 58.2% in February 2017 and the unemployment rate stood at 9.3% in February 2018, compared to 8.2% in February 2017.

FOREIGN MERCHANDISE TRADE

Foreign Merchandise Trade

The following table sets forth the geographical distribution of exports (FOB) in 2016 and 2017:

Geographical Distribution of Exports (FOB)(1)

(% of total exports)

	2016	2017(2)
Africa	1.8%	3.8%
Argentina	5.2	5.7
Asia(3)	5.2	3.8
Brazil	16.1	13.3
China	22.1	28.1
Germany	4.1	2.8
Italy	2.9	3.2
Mexico	3.5	3.6
Middle East	2.6	2.7
Netherlands	6.7	5.9
Peru	1.8	1.8
Turkey	3.2	2.9
United Kingdom	0.7	0.6
United States	6.1	5.9
Other	17.9	15.9

Total	100.0%	100.0%

(1)	Includes exports from free trade zones within Uruguay’s territory.
(2)	Preliminary data.
(3)	Excluding China and the Middle East.

Source: Uruguay XXI.

MONETARY POLICY AND INFLATION

Monetary Policy

On April 6, 2018, the Banco Central set an aggregate M1 interannual average growth range of 11% - 13% for the second quarter of 2018.

PUBLIC SECTOR DEBT

Public Sector Debt

At December 31, 2017, the central government gross debt stood at 48.0% of GDP, while the central government’s net debt stood at 42.6% of GDP.

The following table sets forth the distribution by currency of the total gross debt of the central government and its average maturity as of the dates indicated.

Central Government’s Gross Debt

	As of December 31,
	2005	2017
In foreign currency	88%	49%
In Uruguayan pesos	12%	51%
Average maturity in years	7.9	13.0

Source: Ministry of Economy and Finance.

As of December 31, 2017, the central government had liquid assets totaling approximately US$2.2 billion and access to credit lines with CAF, FLAR (Latin American Reserve Fund), IADB and World Bank for a total aggregate amount of approximately US$2.4 billion.

As of December 31, 2017, the total debt service (interest plus amortizations) of the central government’s outstanding debt for the next twelve months was approximately US$2.9 billion.

The following table shows the central government’s uses and sources of funds projected for 2018.

Central Government Uses and Sources of Funds

(in millions of US$)

Uses	US$	3,077
Interest Payments		1,682
Amortization		1,535
Primary Deficit		(140)
Sources		3,077
Multilateral Disbursements		350
Bond Issuance (1)		2,700
Net Others (2)		187

(1)	Includes domestic and external debt issuances
(2)	Positive value indicates a reduction in Central Government’s assets

Source: Ministry of Economy and Finance.